Exhibit 99.1

December 17, 2018 FOR IMMEDIATE RELEASE	For more information: Linda L. Tasseff Director, Investor Relations (904) 858-2639 ltasseff@steinmart.com

Stein Mart Selects James B. Brown as Chief Financial Officer

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) (the “Company”) today announced the appointment of James B. Brown as Executive Vice President and Chief Financial Officer (“CFO”) effective December 17.

Mr. Brown joins Stein Mart from Adrianna Papell Group, where he was CFO. He previously held CFO positions at Gordmans Stores and Hancock Fabrics and was Senior Vice President, Finance with Fred’s, Inc. Mr. Brown will have responsibility for Stein Mart’s finance, internal audit, investor relations and asset protection areas.

“James’ strong financial and retail industry background, including off-price experience, makes him a great addition to our team,” said D. Hunt Hawkins, Chief Executive Officer. “His leadership and strategic insight will complement our efforts and build on the progress we have already made to strengthen our financial position.”

Mr. Brown succeeds Gregory W. Kleffner, whose pending retirement was announced in October. To ensure a smooth transition of responsibilities, Mr. Kleffner will remain with the Company through the end of the fiscal year and then serve in an advisory capacity.

About Stein Mart

Stein Mart, Inc. is a national specialty off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers will love every day both in stores and online. The Company currently operates 288 stores across 30 states. For more information, please visit www.steinmart.com.